Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2024 Third Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--January 19, 2024--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its third quarter of fiscal 2024 and nine months ended December 31, 2023.

Third fiscal quarter highlights

During its third fiscal quarter, World Acceptance Corporation continued to focus on credit quality and a conservative approach to its lending operations. Management believes that continuing to carefully invest in our best customers and closely monitoring performance will put the Company in a strong position throughout the fiscal year, particularly given the uncertain economic environment.

Highlights from the third quarter include:

  Net income of $16.7 million
  Diluted net income per share of $2.84
  Recency delinquency on accounts 90+ days past due improved from 4.9% at December 31, 2022, to 3.7% at December 31, 2023
  Total revenues of $137.7 million, including a 180 basis point yield increase compared to the same quarter in the prior year

Portfolio results

Gross loans outstanding were $1.40 billion as of December 31, 2023, a 9.9% decrease from the $1.55 billion of gross loans outstanding as of December 31, 2022. During the most recent quarter, gross loans outstanding increased sequentially 1.5%, or $21.1 million, from $1.38 billion as of September 30, 2023, compared to a decrease of 2.8%, or $44.4 million, in the comparable quarter of the prior year. During the most recent quarter, we saw an increase in borrowing from new and former customers compared to the same quarter of fiscal year 2023 as we took incremental steps to ease the historically stringent underwriting standards implemented in prior quarters. We also continued to improve the gross yield to expected loss ratio for all new, former, and refinance customer originations and will continue to monitor performance indicators and intend to adjust underwriting accordingly.

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q3 FY 2024	Q3 FY 2023	Q3 FY 2022
New Customers	$46,768,269	$28,909,629	$104,219,695
Former Customers	$96,582,426	$94,505,522	$134,326,565
Refinance Customers	$600,866,594	$664,382,650	$737,562,906

Our customer base decreased by 2.4% during the twelve-month period ended December 31, 2023, compared to a decrease of 13.7% for the comparable period ended December 31, 2022. During the quarter ended December 31, 2023, the number of unique borrowers in the portfolio increased by 2.4% compared to a decrease of 4.9% during the quarter ended December 31, 2022.

As of December 31, 2023, the Company had 1,052 open branches. For branches open at least twelve months, same store gross loans decreased 8.2% in the twelve-month period ended December 31, 2023, compared to an increase of 3.7% for the twelve-month period ended December 31, 2022. For branches open throughout both periods, the customer base over the twelve-month period ended December 31, 2023, decreased 0.8% compared to a decrease of 7.7% for the twelve-month period ended December 31, 2022.

Three-month financial results

Net income for the third quarter of fiscal 2024 increased to $16.7 million compared to $5.8 million for the same quarter of the prior year. Net income per diluted share increased to $2.84 per share in the third quarter of fiscal 2024 compared to $0.99 per share for the same quarter of the prior year.

Total revenues for the third quarter of fiscal 2024 decreased to $137.7 million, a 6.0% decrease from $146.5 million for the same quarter of the prior year. Interest and fee income declined 6.0%, from $126.2 million in the third quarter of fiscal 2023 to $118.7 million in the third quarter of fiscal 2024. Insurance income decreased by 15.9% to $14.5 million in the third quarter of fiscal 2024 compared to $17.2 million in the third quarter of fiscal 2023. The large loan portfolio decreased from 56.4% of the overall portfolio as of December 31, 2022, to 55.2% as of December 31, 2023. The large loan percent of the mix decreased when compared to March 31, 2023, at which time it was 58.1%. Interest and insurance yields increased 160 basis points for the quarter ended December 31, 2023, relative to the quarter ended March 31, 2023, and 180 basis points relative to the quarter ended December 31, 2022. Other income increased by 48.6% to $4.6 million in the third quarter of fiscal 2024 compared to $3.1 million in the third quarter of fiscal 2023.

The Company accrues for expected losses with a current expected credit loss ("CECL") methodology. This accounting methodology requires us to create a provision for credit losses on the day we originate the loan. The provision for credit losses decreased $19.0 million to $40.6 million from $59.6 million when comparing the third quarter of fiscal 2024 to the third quarter of fiscal 2023. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	FY 2024	FY 2023	Difference	Reconciliation
Beginning Allowance - September 30	$128.9	$155.9	$(27.0)
Change due to Growth	$2.0	$(4.3)	$6.3	$6.3
Change due to Expected Loss Rate on Performing Loans	$(10.0)	$(7.5)	$(2.5)	$(2.5)
Change due to 90 day past due	$0.2	$0.4	$(0.2)	$(0.2)
Ending Allowance - December 31	$121.1	$144.5	$(23.4)	$3.6
Net Charge-offs	$48.4	$71.0	$(22.6)	$(22.6)
Provision	$40.6	$59.6	$(19.0)	$(19.0)
Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

The provision benefited from substantially lower charge-offs during the quarter.

Net charge-offs for the quarter decreased $22.6 million, from $71.0 million in the third quarter of fiscal 2023 to $48.4 million in the third quarter of fiscal 2024. Net charge-offs as a percentage of average net loan receivables on an annualized basis decreased to 19.1% in the third quarter of fiscal 2024 from 25.1% in the third quarter of fiscal 2023.

Accounts 61 days or more past due decreased to 5.8% on a recency basis at December 31, 2023, compared to 7.4% at December 31, 2022. Our allowance for credit losses as a percent of net loans receivable was 11.8% at December 31, 2023, compared to 12.9% at December 31, 2022. We experienced significant improvement in recency delinquency on accounts at least 90 days past due, improving from 4.9% at December 31, 2022, to 3.7% at December 31, 2023.

The table below is updated to use the customer tenure-based methodology that aligns with our CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, our gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding during fiscal 2022. Over the last eighteen months we have tightened our lending to new customers substantially. The tables below illustrate the changes in the portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
12/31/2018	$426,884,909	$832,020,730	$1,258,905,639
12/31/2019	$489,940,306	$882,877,242	$1,372,817,548
12/31/2020	$413,509,916	$851,073,804	$1,264,583,720
12/31/2021	$527,433,398	$1,078,703,853	$1,606,137,251
12/31/2022	$421,291,725	$1,132,819,599	$1,554,111,324
12/31/2023	$315,059,832	$1,085,605,652	$1,400,665,484
Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
12/31/2018	$90,302,422	$41,183,836	$131,486,258
12/31/2019	$63,055,397	$50,856,512	$113,911,909
12/31/2020	$(76,430,390)	$(31,803,438)	$(108,233,828)
12/31/2021	$113,923,482	$227,630,049	$341,553,531
12/31/2022	$(106,141,673)	$54,115,746	$(52,025,927)
12/31/2023	$(106,231,893)	$(47,213,947)	$(153,445,840)
Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
12/31/2018	33.9%	66.1%
12/31/2019	35.7%	64.3%
12/31/2020	32.7%	67.3%
12/31/2021	32.8%	67.2%
12/31/2022	27.1%	72.9%
12/31/2023	22.5%	77.5%

General and administrative (“G&A”) expenses increased $0.96 million, or 1.5%, to $65.91 million in the third quarter of fiscal 2024 compared to $64.95 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 44.3% during the third quarter of fiscal 2023 to 47.8% during the third quarter of fiscal 2024. G&A expenses per average open branch decreased by 5.4% when comparing the third quarter of fiscal 2024 to the third quarter fiscal 2023.

Personnel expense decreased $0.8 million, or 2.0%, during the third quarter of fiscal 2024 as compared to the third quarter of fiscal 2023. Salary expense totaled $32.0 million for the quarter ended December 31, 2023, remaining relatively flat compared to the quarter ended December 31, 2022. Our headcount as of December 31, 2023, decreased 6.9% compared to December 31, 2022. Benefit expense increased approximately $0.6 million, or 8.1%, when comparing the quarterly periods ended December 31, 2023 and 2022. Incentive expense decreased $1.0 million, or 24.5%, in the third quarter of fiscal 2024 compared to the third quarter of fiscal 2023.

Occupancy and equipment expense decreased $0.8 million, or 6.5%, when comparing the quarterly periods ended December 31, 2023 and 2022. The prior year's third quarter includes $0.4 million in expense related to the merger of branches during the quarter.

Advertising expense increased $2.4 million, or 181.1%, in the third quarter of fiscal 2024 compared to the third quarter of fiscal 2023 due to increased spending on customer acquisition programs.

Interest expense for the quarter ended December 31, 2023, decreased by $2.4 million, or 16.9%, from the corresponding quarter of the previous year. Interest expense decreased due to a 22.8% decrease in average debt outstanding for the quarter offset by a 12.5% increase in the effective interest rate from 7.62% to 8.57%. The average debt outstanding decreased from $734.3 million to $567.1 million when comparing the quarters ended December 31, 2023 and 2022. The Company’s debt to equity ratio decreased to 1.4:1 at December 31, 2023, compared to 2.0:1 at December 31, 2022. As of December 31, 2023, the Company had $585.0 million of debt outstanding, net of unamortized debt issuance costs related to the unsecured senior notes payable. The Company repurchased and canceled $4.8 million of its previously issued bonds for a purchase price of $4.1 million during the quarter.

Other key return ratios for the third quarter of fiscal 2024 included a 6.0% return on average assets and a return on average equity of 17.3% (both on a trailing twelve-month basis).

The Company repurchased 148,765 shares of its common stock on the open market at an aggregate purchase price of approximately $17.2 million during the third quarter of fiscal 2024. The Company repurchased 73,643 shares of its common stock on the open market at an aggregate purchase price of approximately $14.3 million during fiscal 2023. This is in addition to the repurchase of 589,533 shares in fiscal 2022 at an aggregate purchase price of approximately $111.1 million. The Company had approximately 5.7 million common shares outstanding, excluding approximately 388,500 unvested restricted shares, as of December 31, 2023.

Nine-Month Results

Net income for the nine-months ended December 31, 2023, increased $45.7 million to $42.3 million compared to a loss of $3.4 million for the same period of the prior year. This resulted in a net income of $7.17 per diluted share for the nine months ended December 31, 2023, compared to a net loss of $0.59 per diluted share in the prior-year period. Total revenues for the first nine-months of fiscal 2024 decreased 9.2% to $413.9 million, compared to $455.7 million during the corresponding period of the previous year due to a decrease in loans outstanding. Annualized net charge-offs as a percent of average net loans decreased from 23.6% during the first nine-months of fiscal 2023 to 17.4% for the first nine-months of fiscal 2024.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

Third quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=DOmXS8u2. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that is or may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats or incidents, including the potential or actual misappropriation of assets or sensitive information, corruption of data or operational disruption and the cost of the associated response thereto; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2023, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2023	2022	2023	2022
Revenues:
Interest and fee income	$118,665	$126,201	$352,237	$386,868
Insurance and other income, net	19,084	20,331	61,711	68,841
Total revenues	137,749	146,532	413,948	455,709

Expenses:
Provision for credit losses	40,632	59,609	127,697	214,051
General and administrative expenses:
Personnel	39,890	40,701	120,120	131,174
Occupancy and equipment	12,090	12,932	37,138	39,658
Advertising	3,721	1,324	8,712	4,542
Amortization of intangible assets	1,051	1,115	3,183	3,353
Other	9,157	8,879	27,829	27,569
Total general and administrative expenses	65,909	64,951	196,982	206,296

Interest expense	11,690	14,070	36,475	38,277
Total expenses	118,231	138,630	361,154	458,624

Income (loss) before income taxes	19,518	7,902	52,794	(2,915)

Income tax expense	2,853	2,097	10,508	484

Net income (loss)	$16,665	$5,805	$42,286	$(3,399)

Net income (loss) per common share, diluted	$2.84	$0.99	$7.17	$(0.59)

Weighted average diluted shares outstanding	5,860	5,857	5,897	5,743

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)

	December 31, 2023	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$12,776	$16,509	$20,962
Gross loans receivable	1,400,622	1,390,016	1,553,985
Less:
Unearned interest, insurance and fees	(372,311)	(376,675)	(431,298)
Allowance for credit losses	(121,082)	(125,553)	(144,539)
Loans receivable, net	907,229	887,788	978,148
Income taxes receivable	1,717	—	912
Operating lease right-of-use assets, net	80,049	81,289	83,437
Property and equipment, net	23,196	23,926	24,378
Deferred income taxes, net	37,048	41,722	43,402
Other assets, net	38,045	43,423	41,094
Goodwill	7,371	7,371	7,371
Intangible assets, net	12,107	15,291	16,403
Total assets	$1,119,538	$1,117,319	$1,216,107

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$305,089	$307,911	$426,490
Senior unsecured notes payable, net	279,916	287,353	296,050
Income taxes payable	—	2,533	—
Operating lease liability	82,471	83,735	86,010
Accounts payable and accrued expenses	45,043	50,560	48,801
Total liabilities	712,519	732,092	857,351

Shareholders' equity	407,019	385,227	358,756
Total liabilities and shareholders' equity	$1,119,538	$1,117,319	$1,216,107

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS (unaudited and in thousands, except percentages and branches)

	Three months ended December 31,		Nine months ended December 31,
	2023	2022	2023	2022

Gross loans receivable	$1,400,622	$1,553,985	$1,400,622	$1,553,985
Average gross loans receivable (1)	1,383,194	1,562,199	1,388,752	1,585,306
Net loans receivable (2)	1,028,311	1,122,687	1,028,311	1,122,687
Average net loans receivable (3)	1,014,113	1,131,636	1,015,237	1,153,443

Expenses as a percentage of total revenue:
Provision for credit losses	29.5%	40.7%	30.8%	47.0%
General and administrative	47.8%	44.3%	47.6%	45.3%
Interest expense	8.5%	9.6%	8.8%	8.4%
Operating income as a % of total revenue (4)	22.7%	15.0%	21.6%	7.8%

Loan volume (5)	744,193	787,775	2,133,642	2,476,631

Net charge-offs as percent of average net loans receivable on an annualized basis	19.1%	25.1%	17.4%	23.6%

Return on average assets (trailing 12 months)	6.0%	1.2%	6.0%	1.2%

Return on average equity (trailing 12 months)	17.3%	4.1%	17.3%	4.1%

Branches opened or acquired (merged or closed), net	(1)	(20)	(21)	(83)

Branches open (at period end)	1,052	1,084	1,052	1,084
_______________________________________________________
(1)	Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(2)	Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3)	Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(4)	Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.
(5)	Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Executive VP, Chief Financial & Strategy Officer, and Treasurer
(864) 298-9800